Exhibit 99.1

Molina Healthcare Reports Third Quarter 2013 Results

LONG BEACH, Calif.--(BUSINESS WIRE)--October 30, 2013--Molina Healthcare, Inc. (NYSE:MOH):

  Net income per diluted share from continuing operations improved to $0.16 compared with a net loss of $0.01 per diluted share from continuing operations for the third quarter of 2012.
  Quarterly premium revenue rose to $1.6 billion, a 9% increase compared with the third quarter of 2012.
  Consolidated medical care ratio declined 380 basis points year over year to 87.3%.
  Nine of the Company’s health plans selected by state and federal agencies to offer certified Qualified Health Plans in the Health Insurance Marketplaces.
  Guidance revised to approximately $1.15 per diluted share from continuing operations for all of 2013.

Molina Healthcare, Inc. (NYSE:MOH) today reported its financial results for the third quarter and nine months ended September 30, 2013. Net income per diluted share from continuing operations was $0.16, an increase of $0.17 per diluted share from continuing operations over the third quarter of 2012. Net income for the third quarter of 2013 rose to $7.6 million, or $0.16 per diluted share, versus $3.4 million, or $0.07 per diluted share, for the third quarter of 2012.

“I am pleased with the third quarter results, particularly because medical margins increased at all but one of our health plans,” said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. “We closed on our acquisitions in New Mexico and South Carolina, welcomed our first members in Illinois and launched qualified health plans for the health insurance marketplace in nine states. While our results were tempered by the cleanup of old claims in Texas and continued administrative investments associated with future growth, I remain optimistic about our future long-term prospects.”

Overview of Financial Results

Net income from continuing operations for the third quarter of 2013 increased when compared with the third quarter of 2012 as a result of higher medical margins. Those medical margins were partially offset by increased administrative expense related to the Company’s preparations for significant membership growth expected in 2014.

Premium revenue for the third quarter of 2013 increased 9% over the third quarter of 2012, due to a 5% increase in enrollment and a 4% increase in revenue per member per month (PMPM).

The Company’s consolidated medical care ratio decreased to 87.3% in the third quarter of 2013 from 91.1% in the third quarter of 2012. The decline in the consolidated medical care ratio was the result of improved operating results at all but one of the Company’s health plans. Medical care ratios decreased in eight of the Company’s nine health plans, while medical margin (measured as the excess of premium revenue over medical care costs) increased in the same eight of nine health plans.

General and administrative expenses increased to 10.4% of revenue in the third quarter of 2013 from 8.2% in the third quarter of 2012, primarily due to higher costs incurred as a result of the Company’s preparations for significant membership growth in 2014 in connection with the Affordable Care Act. Increased administrative expense related to the anticipated membership growth represented approximately 1.8% of premium revenue, or $30 million, during the third quarter of 2013.

Third Quarter of 2013 Compared with the Second Quarter of 2013

Net income from continuing operations for the third quarter of 2013 decreased from the second quarter of 2013, primarily as a result of approximately $14 million in unfavorable prior period claims development at the Texas health plan. The expense related to issues with system configuration and the adjudication of claims from a number of hospital providers extending back to 2012 and the first half of 2013. The Company believes that it has substantially resolved all of the issues.

Premium revenue increased approximately 6% between the second and third quarters of 2013, primarily due to the contract acquired in New Mexico. Absent the Texas provider settlements noted above, the consolidated medical care ratio reported in the third quarter of 2013 of 87.3% would have been 86.4%. The consolidated medical care ratio reported in the second quarter of 2013 was 86.2%. General and administrative expenses increased to 10.4% of revenue in the third quarter of 2013 from 10.1% in the second quarter of 2013, due to increased expenses incurred in anticipation of 2014 enrollment growth.

Adjusted Net Income Per Diluted Share, Continuing Operations

At its Investor Day on September 19, 2013, the Company announced that it would begin presenting “Adjusted Net Income Per Diluted Share, Continuing Operations,” a non-GAAP financial measure used by management as a supplemental metric to evaluate the Company’s performance. Adjusted net income per diluted share, continuing operations increased to $0.71 per share for the third quarter of 2013 compared with $0.37 for the third quarter of 2012. The table found below on page 7 reconciles net income (loss) per diluted share to adjusted net income per diluted share, continuing operations.

Net Income Per Share Guidance

The Company announced that it expects earnings per share from continuing operations to be approximately $1.15 per diluted share for the year ended December 31, 2013. The Company expects fourth quarter results will be at approximately break-even. The Company believes that its anticipated continued strong operating performance in the fourth quarter will be offset by the following factors:

  The costs of the continuing build out of administrative infrastructure such as provider networks, call centers, and web interfaces.
  The cost of the build out of enhanced care coordination and medical management capabilities for members with more complex needs.
  Increased advertising, marketing and outreach activities directed at potential members who may be discouraged from enrolling in our health plans as a result of difficulties encountered in the roll out of the marketplace exchanges.
  Further delays in the startup of the revenue streams that will fund our increased G&A expense.

Adjusted Net Income Per Diluted Share, Continuing Operations Guidance

The Company also announced that it expects adjusted net income per diluted share, continuing operations to be approximately $3.20 for the year ended December 31, 2013.

Conference Call

The Company’s management will host a conference call and webcast to discuss its third quarter results at 5:00 p.m. Eastern time on Wednesday, October 30, 2013. The number to call for the interactive teleconference is (212) 231-2920. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Wednesday, October 30, 2013, through 6:00 p.m. on Thursday October 31, 2013, by dialing (800) 633-8284 and entering confirmation number 21673454. A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program. The Company’s licensed health plans in California, Florida, Illinois, Michigan, New Mexico, Ohio, Texas, Utah, Washington, and Wisconsin currently serve approximately 1.9 million members, and its subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties. Those risks and uncertainties include, but are not limited to, the following:

  uncertainties associated with the implementation of the Affordable Care Act, including the impact of, and state rate development associated with, the health insurance industry excise tax, the expansion of Medicaid eligibility in participating states to previously uninsured populations unfamiliar with managed care, the implementation of insurance exchanges or marketplaces and related technical problems, the effect of various implementing regulations, and uncertainties regarding the impact of other federal or state health care and insurance reform measures, including the duals demonstration programs in California, Illinois, and Ohio;
  the success of our medical cost containment initiatives in Texas;
  significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;
  management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations and our accruals for incurred but not reported medical costs;
  the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states, and our ability to increase our revenues consistent with our expectations;
  accurate estimation of incurred but not reported medical costs across our health plans;
  risks associated with the continued growth in new Medicaid and Medicare enrollees, and the development of actuarially sound rates with respect to such new enrollees, including duals;
  retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates;
  continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
  government audits and reviews, and any enrollment freeze or monitoring program that may result therefrom;
  changes with respect to our provider contracts and the loss of providers;
  the establishment of a federal or state medical cost expenditure floor as a percentage of the premiums we receive, and the interpretation and implementation of medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;
  interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures;
  approval by state regulators of dividends and distributions by our health plan subsidiaries;
  changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
  high dollar claims related to catastrophic illness;
  the favorable resolution of litigation, arbitration, or administrative proceedings;
  the Company’s management of a portion of College Health Enterprises’ hospital in Long Beach, California;
  the relatively small number of states in which we operate health plans;
  the availability of adequate financing to fund and capitalize our expansion and growth activities and to meet our liquidity needs, including the interest expense and other costs associated with such financing;
  a state’s failure to renew its federal Medicaid waiver;
  inadvertent unauthorized disclosure of protected health information;
  changes generally affecting the managed care or Medicaid management information systems industries;
  increases in government surcharges, taxes, and assessments;
  changes in general economic conditions, including unemployment rates;
  increasing consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that the Company’s forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company’s forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company’s judgment as of October 30, 2013, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Amounts in thousands, except net income (loss) per share)
Revenue:
Premium revenue	$1,584,656	$1,448,600	$4,583,818	$4,066,737
Premium tax receipts	43,723	37,894	127,606	120,953
Service revenue	51,100	48,422	150,528	132,351
Investment income	1,740	1,155	4,884	3,893
Rental and other income	5,860	4,079	16,476	12,315
Total revenue	1,687,079	1,540,150	4,883,312	4,336,249
Expenses:
Medical care costs	1,383,213	1,319,991	3,965,834	3,715,455
Cost of service revenue	40,113	37,004	119,188	98,111
General and administrative expenses	176,233	127,035	478,990	365,564
Premium tax expenses	43,723	37,894	127,606	120,953
Depreciation and amortization	18,871	15,858	52,449	46,916
Total expenses	1,662,153	1,537,782	4,744,067	4,346,999
Income (loss) from operations	24,926	2,368	139,245	(10,750)
Other expenses:
Interest expense	13,532	4,315	38,236	12,421
Other (income) expense	(24)	184	3,347	1,270
Total other expenses	13,508	4,499	41,583	13,691
Income (loss) from continuing operations before income taxes	11,418	(2,131)	97,662	(24,441)
Income tax expense (benefit)	3,865	(1,966)	43,791	(11,113)
Income (loss) from continuing operations	7,553	(165)	53,871	(13,328)
Income (loss) from discontinued operations (1)	16	3,529	8,184	(2,525)
Net income (loss)	$7,569	$3,364	$62,055	$(15,853)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.01)	$1.18	$(0.29)
Income (loss) from discontinued operations	–	0.08	0.18	(0.05)
Basic net income (loss) per share	$0.17	$0.07	$1.36	$(0.34)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.16	$(0.01)	$1.15	$(0.29)
Income (loss) from discontinued operations	–	0.08	0.18	(0.05)
Diluted net income (loss) per share	$0.16	$0.07	$1.33	$(0.34)

Weighted average shares outstanding:
Basic	45,699	46,546	45,708	46,301
Diluted	47,062	46,880	46,767	46,301

Operating Statistics, Continuing Operations:
Medical care ratio (2)	87.3%	91.1%	86.5%	91.4%
Service revenue ratio (3)	78.5%	76.4%	79.2%	74.1%
General and administrative expense ratio (4)	10.4%	8.2%	9.8%	8.4%
Premium tax ratio (2)	2.7%	2.5%	2.7%	2.9%
Effective tax rate	33.9%	(92.3%)	44.8%	(45.5%)
(1)Net of income tax expense (benefit) of $97, $1,474, $(10,046), and $(4,115), respectively.
(2) Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium taxes as a percentage of premium revenue plus premium tax receipts.
(3) Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(4) Computed as a percentage of total revenue.

MOLINA HEALTHCARE, INC. CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	Sept. 30, 2013	Dec. 31, 2012
	(Amounts in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$856,556	$795,770
Investments	735,151	342,845
Receivables	293,967	149,682
Deferred income taxes	30,480	32,443
Prepaid expenses and other current assets	50,061	28,386
Total current assets	1,966,215	1,349,126
Property, equipment, and capitalized software, net	267,277	221,443
Deferred contract costs	48,768	58,313
Intangible assets, net	104,635	77,711
Goodwill and indefinite-lived intangible assets	230,783	151,088
Derivative asset	191,663	–
Restricted investments	65,225	44,101
Auction rate securities	11,674	13,419
Deferred income taxes	3,090	–
Other assets	35,736	19,621
	$2,925,066	$1,934,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$632,706	$494,530
Accounts payable and accrued liabilities	282,727	184,034
Deferred revenue	124,388	141,798
Income taxes payable	5,508	6,520
Current maturities of long-term debt	109	1,155
Total current liabilities	1,045,438	828,037
Convertible senior notes	591,884	175,468
Lease financing obligations	178,188	–
Other long-term debt	–	86,316
Derivative liability	191,556	1,307
Deferred income taxes	–	37,900
Other long-term liabilities	25,152	23,480
Total liabilities	2,032,218	1,152,508
Stockholders’ equity:
Common stock, $0.001 par value; 150,000 shares authorized; outstanding: 45,757 shares at September 30, 2013 and 46,762 shares at December 31, 2012	46	47
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	–	–
Additional paid-in capital	331,958	285,524
Accumulated other comprehensive loss	(1,411)	(457)
Treasury stock, at cost; 111 shares at December 31, 2012	–	(3,000)
Retained earnings	562,255	500,200
Total stockholders’ equity	892,848	782,314
	$2,925,066	$1,934,822

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Amounts in thousands)
Operating activities:
Net income (loss)	$7,569	$3,364	$62,055	$(15,853)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,128	20,279	68,035	58,289
Deferred income taxes	(16,287)	1,787	(38,442)	523
Stock-based compensation	8,504	5,636	20,654	15,448
Gain on sale of subsidiary	–	–	–	(1,747)
Amortization of convertible senior notes and lease financing obligations	6,440	1,499	16,128	4,414
Change in fair value of derivatives	(1)	184	3,383	1,270
Amortization of premium/discount on investments	3,755	1,551	8,053	5,166
Amortization of deferred financing costs	676	310	3,042	825
Tax deficiency from employee stock compensation	(34)	(109)	(72)	(159)
Changes in operating assets and liabilities:
Receivables	(80,191)	4,098	(144,285)	10,989
Prepaid expenses and other current assets	(4,696)	(222)	(27,552)	(10,574)
Medical claims and benefits payable	167,219	10,925	138,176	133,987
Accounts payable and accrued liabilities	37,959	13,952	20,991	(9,030)
Deferred revenue	78,439	(33,072)	(17,410)	92,354
Income taxes	(9,988)	(2,141)	(1,012)	(21,878)
Net cash provided by operating activities	223,492	28,041	111,744	264,024

Investing activities:
Purchases of equipment	(29,197)	(19,247)	(64,426)	(52,548)
Purchases of investments	(95,802)	(90,117)	(627,953)	(234,465)
Sales and maturities of investments	78,380	76,893	227,800	213,665
Proceeds from sale of subsidiary, net of cash surrendered	–	–	–	9,162
Net cash paid in business combinations	(57,684)	–	(57,684)	–
Change in deferred contract costs	2,551	4,256	9,545	(18,799)
Increase in restricted investments	(8,290)	(880)	(21,124)	(3,034)
Change in other noncurrent assets and liabilities	438	(392)	(7,574)	(4,775)
Net cash used in investing activities	(109,604)	(29,487)	(541,416)	(90,794)

Financing activities:
Proceeds from issuance of 1.125% Notes, net of deferred financing costs	–	–	537,973	–
Proceeds from sale-leaseback transactions	–	–	158,694	–
Purchase of 1.125% Notes call option	–	–	(149,331)	–
Proceeds from issuance of warrants	–	–	75,074	–
Treasury stock purchases	–	–	(50,000)	–
Repayment of amounts borrowed under credit facility	–	(10,000)	(40,000)	(20,000)
Amount borrowed under credit facility	–	–	–	60,000
Principal payments on term loan	–	(273)	(47,471)	(846)
Settlement of interest rate swap	–	–	(875)	–
Proceeds from employee stock plans	304	86	5,156	5,571
Excess tax benefits from employee stock compensation	(306)	21	1,238	3,698
Net cash (used in) provided by financing activities	(2)	(10,166)	490,458	48,423
Net increase (decrease) in cash and cash equivalents	113,886	(11,612)	60,786	221,653
Cash and cash equivalents at beginning of period	742,670	727,092	795,770	493,827
Cash and cash equivalents at end of period	$856,556	$715,480	$856,556	$715,480

MOLINA HEALTHCARE, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The Company uses two non-GAAP1 financial measures as supplemental metrics in evaluating its financial performance, making financing and business decisions, and forecasting and planning for future periods. Management believes such measures are useful supplemental measures to investors in evaluating the Company’s performance, and when comparing the Company’s performance with the performance of other public companies in the health care industry. These non-GAAP financial measures should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.

The first of these non-GAAP measures is earnings before interest, taxes, depreciation and amortization, or EBITDA. The following table reconciles net income (loss), which the Company believes to be the most comparable GAAP measure, to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income (loss)	$7,569	$3,364	$62,055	$(15,853)
Adjustments:
Depreciation and amortization reported in the consolidated statements of cash flows	24,128	20,279	68,035	58,289
Interest expense	13,532	4,315	38,236	12,421
Income tax expense (benefit)	3,962	(492)	33,745	(15,228)
EBITDA	$49,191	$27,466	$202,071	$39,629

The second of these non-GAAP measures is adjusted net income per diluted share, continuing operations. The following table reconciles net income (loss) per diluted share, which the Company believes to be the most comparable GAAP measure, to adjusted net income per diluted share, continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands)
Net income (loss) per diluted share, continuing operations	$0.16	$(0.01)	$1.15	$(0.29)
Adjustments, net of tax:
Depreciation and amortization of capitalized software	0.25	0.20	0.71	0.56
Stock-based compensation	0.15	0.09	0.36	0.24
Amortization of intangible assets	0.07	0.07	0.20	0.22
Amortization of convertible senior notes and lease financing obligations	0.08	0.02	0.21	0.06
Change in fair value of derivatives	–	–	0.08	0.02
Adjusted net income per diluted share, continuing operations	$0.71	$0.37	$2.71	$0.81

1GAAP stands for Generally Accepted Accounting Principles.

MOLINA HEALTHCARE, INC.
UNAUDITED DEPRECIATION AND AMORTIZATION DATA

Depreciation and amortization related to the Company’s Health Plans segment is all recorded in “Depreciation and amortization” in the consolidated statements of operations. Depreciation and amortization related to the Company’s Molina Medicaid Solutions segment is recorded within three different headings in the consolidated statements of operations as follows:

• Amortization of purchased intangibles relating to customer relationships is reported as amortization within the heading “Depreciation and amortization;”

• Amortization of purchased intangibles relating to contract backlog is recorded as a reduction of “Service revenue;” and

• Depreciation is recorded within the heading “Cost of service revenue.”

The following table presents all depreciation and amortization recorded in the Company’s consolidated statements of operations, regardless of whether the item appears as depreciation and amortization, a reduction of revenue, or as cost of service revenue.

	Three Months Ended September 30,
	2013		2012
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation, and amortization of capitalized software, continuing operations	$14,237	0.8%	$11,352	0.7%
Amortization of intangible assets, continuing operations	4,634	0.3	4,506	0.3
Depreciation and amortization, continuing operations	18,871	1.1	15,858	1.0
Depreciation and amortization, discontinued operations	–	–	176	–
Amortization recorded as reduction of service revenue	729	–	536	0.1
Amortization of capitalized software recorded as cost of service revenue	4,528	0.3	3,709	0.2
Depreciation and amortization reported in the consolidated statements of cash flows	$24,128	1.4%	$20,279	1.3%

	Nine Months Ended September 30,
	2013		2012
	Amount	% of Total Revenue	Amount	% of Total Revenue
	(Dollar amounts in thousands)
Depreciation, and amortization of capitalized software, continuing operations	$39,578	0.8%	$31,321	0.7%
Amortization of intangible assets, continuing operations	12,871	0.3	15,595	0.4
Depreciation and amortization, continuing operations	52,449	1.1	46,916	1.1
Depreciation and amortization, discontinued operations	2	–	530	–
Amortization recorded as reduction of service revenue	2,186	–	842	–
Amortization of capitalized software recorded as cost of service revenue	13,398	0.3	10,001	0.2
Depreciation and amortization reported in the consolidated statements of cash flows	$68,035	1.4%	$58,289	1.3%

MOLINA HEALTHCARE, INC. UNAUDITED MEMBERSHIP DATA, CONTINUING OPERATIONS

	Sept. 30, 2013	June 30, 2013	Dec. 31, 2012	Sept. 30, 2012
Total Ending Membership by Health Plan:
California	363,000	355,000	336,000	346,000
Florida	84,000	81,000	73,000	71,000
Michigan	213,000	215,000	220,000	219,000
New Mexico	172,000	92,000	91,000	90,000
Ohio	261,000	240,000	244,000	272,000
Texas	258,000	266,000	282,000	291,000
Utah	87,000	87,000	87,000	85,000
Washington	409,000	413,000	418,000	411,000
Wisconsin	95,000	98,000	46,000	41,000
	1,942,000	1,847,000	1,797,000	1,826,000

Total Ending Membership by State for the Medicare Advantage Plans:
California	8,600	8,100	7,700	7,300
Florida	600	600	900	900
Michigan	10,000	9,500	9,700	9,300
New Mexico	900	900	900	900
Ohio	400	400	300	200
Texas	2,500	2,300	1,500	1,100
Utah	8,200	7,800	8,200	8,300
Washington	6,900	6,600	6,500	6,100
	38,100	36,200	35,700	34,100

Total Ending Membership by State for the Aged, Blind or Disabled Population:
California	46,300	45,400	44,700	44,100
Florida	12,200	11,200	10,300	10,300
Michigan	45,400	45,000	41,900	40,700
New Mexico	11,400	6,000	5,700	5,600
Ohio	33,000	28,000	28,200	29,000
Texas	90,800	92,000	95,900	101,300
Utah	9,500	9,400	9,000	8,900
Washington	33,000	31,700	30,000	23,400
Wisconsin	1,700	1,600	1,700	1,600
	283,300	270,300	267,400	264,900

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN, CONTINUING OPERATIONS (Amounts in thousands, except per member per month amounts)

	Three Months Ended September 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,076	$184,235	$171.16	$166,774	$154.93	90.5%	$17,461
Florida	251	67,688	269.58	60,127	239.46	88.8	7,561
Michigan	641	174,706	272.65	143,498	223.95	82.1	31,208
New Mexico	435	130,318	299.19	111,599	256.21	85.6	18,719
Ohio	786	280,964	357.66	245,148	312.07	87.3	35,816
Texas	780	320,657	411.17	287,446	368.59	89.6	33,211
Utah	261	84,525	323.83	66,555	254.98	78.7	17,970
Washington	1,234	294,808	238.96	254,430	206.23	86.3	40,378
Wisconsin	287	39,676	138.36	27,694	96.58	69.8	11,982
Other (3)	–	7,079	–	19,942	–	–	(12,863)
	5,751	$1,584,656	$275.55	$1,383,213	$240.52	87.3%	$201,443

	Three Months Ended September 30, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,041	$162,389	$156.00	$156,106	$149.96	96.1%	$6,283
Florida	214	57,433	268.58	48,250	225.64	84.0	9,183
Michigan	656	159,591	243.32	143,513	218.80	89.9	16,078
New Mexico	269	80,846	300.79	73,721	274.28	91.2	7,125
Ohio	805	282,489	350.63	253,447	314.58	89.7	29,042
Texas	890	344,522	387.03	316,716	355.80	91.9	27,806
Utah	256	73,484	287.21	62,630	244.79	85.2	10,854
Washington	1,217	269,191	221.28	236,928	194.76	88.0	32,263
Wisconsin	124	16,279	131.21	15,217	122.65	93.5	1,062
Other (3)	–	2,376	–	13,463	–	–	(11,087)
	5,472	$1,448,600	$264.74	$1,319,991	$241.23	91.1%	$128,609

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2) “MCR” represents medical costs as a percentage of premium revenue.
(3) “Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN, CONTINUING OPERATIONS (Amounts in thousands, except per member per month amounts)

	Nine Months Ended September 30, 2013
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	3,132	$552,950	$176.54	$497,314	$158.78	89.9%	$55,636
Florida	712	187,689	263.62	161,446	226.76	86.0	26,243
Michigan	1,941	508,748	262.14	432,105	222.65	84.9	76,643
New Mexico	984	298,767	303.59	252,001	256.07	84.3	46,766
Ohio	2,234	819,879	367.03	688,266	308.11	83.9	131,613
Texas	2,417	969,063	400.90	829,854	343.31	85.6	139,209
Utah	781	236,992	303.41	193,261	247.42	81.5	43,731
Washington	3,722	892,627	239.85	779,339	209.41	87.3	113,288
Wisconsin	780	104,540	134.04	82,543	105.84	79.0	21,997
Other (3)	–	12,563	–	49,705	–	–	(37,142)
	16,703	$4,583,818	$274.43	$3,965,834	$237.43	86.5%	$617,984

	Nine Months Ended September 30, 2012
	Member Months (1)	Premium Revenue		Medical Care Costs		MCR (2)	Medical Margin
		Total	PMPM	Total	PMPM
California	3,156	$486,714	$154.21	$446,694	$141.53	91.8%	$40,020
Florida	632	170,940	270.50	146,261	231.44	85.6	24,679
Michigan	1,983	480,098	242.13	419,406	211.52	87.4	60,692
New Mexico	801	240,568	300.51	208,668	260.66	86.7	31,900
Ohio	2,313	827,219	357.61	735,432	317.93	88.9	91,787
Texas	2,389	892,377	373.54	890,042	372.57	99.7	2,335
Utah	767	225,533	293.93	183,930	239.71	81.6	41,603
Washington	3,352	684,466	204.22	592,398	176.75	86.5	92,068
Wisconsin	374	52,209	139.46	54,861	146.54	105.1	(2,652)
Other (3)	–	6,613	–	37,763	–	–	(31,150)
	15,767	$4,066,737	$257.93	$3,715,455	$235.65	91.4%	$351,282

(1) A member month is defined as the aggregate of each month’s ending membership for the period presented.
(2) “MCR” represents medical costs as a percentage of premium revenue.
(3) “Other” medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Amounts in thousands, except per member per month amounts)

The following tables provide the details of the Company’s medical care costs from continuing operations for the periods indicated:

	Three Months Ended September 30,
	2013			2012
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$928,165	$161.39	67.1%	$913,137	$166.88	69.2%
Pharmacy	237,073	41.22	17.1	219,823	40.17	16.7
Capitation	162,554	28.27	11.8	142,724	26.08	10.8
Other	55,421	9.64	4.0	44,307	8.10	3.3
	$1,383,213	$240.52	100.0%	$1,319,991	$241.23	100.0%

	Nine Months Ended September 30,
	2013			2012
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$2,674,785	$160.14	67.5%	$2,566,161	$162.76	69.1%
Pharmacy	691,903	41.42	17.4	606,004	38.44	16.3
Capitation	441,287	26.42	11.1	412,692	26.17	11.1
Other	157,859	9.45	4.0	130,598	8.28	3.5
	$3,965,834	$237.43	100.0%	$3,715,455	$235.65	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	Sept. 30, 2013	Dec. 31, 2012	Sept. 30, 2012
Fee-for-service claims incurred but not paid (IBNP)	$393,318	$377,614	$414,725
Capitation payable	77,051	49,066	55,314
Pharmacy	45,451	38,992	42,681
Other (1)	116,886	28,858	23,743
	$632,706	$494,530	$536,463

(1)  “Other” medical claims and benefits payable include amounts payable to certain providers for which the Company acts as an intermediary on behalf of various state agencies without assuming financial risk. Such receipts and payments do not impact the Company’s unaudited consolidated statements of operations. As of September 30, 2013, the Company had recorded provider payables of approximately $64.1 million for new intermediary arrangements that began in the third quarter of 2013.

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were (more) or less than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table shows the components of the change in medical claims and benefits payable from continuing and discontinued operations as of the periods indicated:

	Nine Months Ended Sept. 30,		Three Months Ended Sept. 30,		Year Ended Dec. 31, 2012
	2013	2012	2013	2012
	(Dollars in thousands, except per-member amounts)
Balances at beginning of period	$494,530	$402,476	$465,487	$525,538	$402,476
Components of medical care costs related to:
Current period	4,021,461	3,860,825	1,415,670	1,361,539	5,136,055
Prior periods	(54,040)	(37,689)	(32,575)	(46,968)	(39,295)
Total medical care costs	3,967,421	3,823,136	1,383,095	1,314,571	5,096,760
Payments for medical care costs related to:
Current period	3,410,689	3,332,896	851,025	875,236	4,649,363
Prior periods	418,556	356,253	364,851	428,410	355,343
Total paid	3,829,245	3,689,149	1,215,876	1,303,646	5,004,706
Balances at end of period	$632,706	$536,463	$632,706	$536,463	$494,530
Benefit from prior period as a percentage of:
Balance at beginning of period	10.9%	9.0%	7.0%	8.9%	9.8%
Premium revenue, trailing twelve months	0.9%	0.7%	0.5%	0.8%	0.7%
Medical care costs, trailing twelve months	1.0%	0.8%	0.6%	1.0%	0.8%

Claims Data:
Days in claims payable, fee for service	41	45	41	45	40
Number of members at end of period	1,942,000	1,826,000	1,942,000	1,826,000	1,797,000
Number of claims in inventory at end of period	137,100	163,600	137,100	163,600	122,700
Billed charges of claims in inventory at end of period	$257,600	$304,600	$257,600	$304,600	$255,200
Claims in inventory per member at end of period	0.07	0.09	0.07	0.09	0.07
Billed charges of claims in inventory per member at end of period	$132.65	$166.81	$132.65	$166.81	$142.01
Number of claims received during the period	15,751,500	15,455,000	5,227,000	5,079,200	20,842,400
Billed charges of claims received during the period	$15,848,900	$14,339,700	$5,371,100	$4,951,000	$19,429,300

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666, ext. 111143